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                                  EXHIBIT 99



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                                                                150,000 Warrants

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED OR SOLD EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT,
(II) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR
(III) UPON THE DELIVERY BY THE HOLDER TO THE COMPANY OF AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, STATING THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

                                    AMENDED
                          CONSULTANT WARRANT AGREEMENT

     THIS AGREEMENT is made and entered into as of the 1st day of November, 1996, by and between CRITICARE SYSTEMS, INC. (the "Company") and C.C.R.I. CORPORATION (the "Consultant") (together, the "Parties").

                                    RECITALS

     A. As of September 21, 1995, the Company and the Consultant entered into a Consulting Agreement under which the Consultant received Warrants to purchase common stock of the Company ("Common Stock"), which were, in part, contingent upon Consultant achieving certain benchmark values, some of which were substantially, though not literally, attained.

     B. Company and Consultant desire to amend and extend Consultant's Warrant Agreement.

                                   AGREEMENTS

     It is agreed by and between the parties for and in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, as follows:

     1. The Company hereby confirm and acknowledges that it has granted to the Consultant on September 21, 1995, Warrants to purchase 150,000 shares of Common Stock (the "Warrant") upon the terms and conditions herein set forth subject to the terms and conditions of the Consulting Agreement. The Warrant is granted as compensation for services and as to all "vested" shares shall have a life of five years from the date of grant.

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     2. The purchase price of the shares of Common Stock which may be purchased pursuant to the Warrant is $2.00 per share. The bid price at the time our discussions were initiated.

     3. The Warrant shall continue for five years after the date of grant set forth in section 1, unless sooner terminated or modified under the provisions of this Agreement or the Consulting Agreement, and shall automatically expire at midnight on the fifth anniversary of such date.

     4. The Warrant shall vest in equal increments set forth below:

        (a) The Warrant is exercisable as to 56,250 shares upon execution and delivery of this Warrant Agreement.

        (b) The second increment of 18,750 shares shall vest and become exercisable on December 31, 1996 if on or before said date the closing price of the Common Stock wherever listed is $4.50 per share or higher.

        (c) The third increment of 37,500 shares shall vest and become exercisable on February 28, 1997, if on or before said date the closing price of the Common Stock wherever listed is $7.00 per share or higher.

        (d) The fourth and final 37,500 shares shall vest and become exercisable on May 31, 1997 if on or before such date the closing price of the Common Stock wherever listed is $9.00 per share or higher.

In the event that any of the stock performance parameters set forth above for a specific period is not met for such period, but in a subsequent period the stock performance parameters in such subsequent period are met, then in addition the shares which would otherwise be exercisable for such subsequent period pursuant to the terms hereof with respect to that performance parameter, any shares which have not vested for a prior period or periods shall also become exercisable on such subsequent period vesting date. Warrant shares which have not vested as of September 21, 1997 in accordance with these terms shall not be exercisable and this Warrant shall terminate as to such unvested shares after September 21, 1997.

     5. The shares of Common Stock issuable upon exercise of the Warrant shall be included in a Registration Statement which shall be filed with the Securities and Exchange Commission to permit Consultant's public resale of shares obtained upon exercise of the Warrant. The Company agrees to cause such Registration Statement to be filed 120 days of the date of signing and delivery of this Warrant Agreement and to its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably possible thereafter and to remain current and effective until the earlier to occur of the sale of the Warrants or shares covered by such Registration Statement or the expiration of 12 months from the date such Registration Statement was filed. Consultant

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(subject to the Company's ability to defer or delay such filing if same would not then be practicable) shall be entitled to request that such registration be extended for six months. Thereafter, subsequent registration or extensions would be by mutual consent of Consultant and the Company based upon what, in such parties' discretion, would be appropriate and mutually beneficial. The Company agrees to bear the reasonable costs and expenses of such registration and the costs and expenses of obtaining the registration or qualification of the shares issuable upon exercise of the Warrant in one state of Consultant's choice.

     6. Subject to the terms of section 8 hereof, this Warrant shall be transferable upon surrender of this Warrant Agreement, with the form of assignment attached hereto duly executed by Consultant, to the Company at its office in the State of Wisconsin. Upon such surrender, the Company shall cause a Warrant Certificate containing terms identical to those of this Warrant Agreement, to be issued in the name of the transferee or transferees. If this Warrant Agreement is assigned in respect of less than all the shares covered hereby, Consultant shall be entitled to receive a new Warrant Agreement covering the number of shares not so assigned.

     7. Subject to the vesting requirements of section 4 above, the Warrant may be exercised in whole or in part by delivering to the Company written notice of exercise on the Purchase Form included herein together with payment in full for the shares being purchased upon such exercise. The Company will, upon receipt of said notice and payment, issue or cause to be issued to the Consultant a stock certificate for the number of shares purchased hereby.

     8. Consultant represents and agrees that: (i) the Warrant shall not be exercisable unless the purchase of Warrant shares upon the exercise of the Warrant is pursuant to an applicable effective Registration Statement under the Securities Act of 1933 (the "Act") or unless in the opinion of counsel for the Company the proposed purchase of such Warrant shares would be exempt from the registration requirements of the Act and from the qualification requirements of any state securities law, (ii) upon exercise of the Warrant, it will acquire the Warrant shares for its own account for investment and not with any intent or view to any distribution, resale or other disposition of the Warrant shares except as permitted hereby, (iii) it will not sell or transfer the Warrant shares unless they are registered under the Act. The Company may require as a condition of the exercise of the Warrant that the Consultant sign such further representations and agreements as it reasonably determines to be necessary or appropriate to assure and to evidence compliance with the requirements of the Act.

     9. In case the Company shall at any time subdivide (by way of a stock split or stock dividend) or combine the outstanding shares of Common Stock, the exercise price shall be forthwith proportionately decreased (in the case of subdivision) or increased (in the case of combination) and the number of shares of Common Stock deliverable upon the exercise of this Warrant shall be proportionately adjusted.

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     10. Consultant shall have no rights as a stockholder with respect to the shares of Common Stock which may be purchased pursuant to the Warrant until such shares are issued to Consultant.

     11. THIS AGREEMENT IS ENTERED INTO AND SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WISCONSIN.

     12. The terms and conditions contained in the Consulting Agreement and as it may be amended from time to time hereafter are incorporated into and made a part of this Agreement by reference, as if the same were set forth herein in full, and all provisions of the Warrant are made subject to any and all terms of the Consulting Agreement.

     13. Any notice to be given under the terms of this Agreement shall be given in accordance with section 10 of the Consulting Agreement.

                                            CRITICARE SYSTEMS, INC.

                                            BY:   /s/ Gerhard J. Von der Ruhr
                                                 --------------------------
                                                  Gerhard J. Von der Ruhr,
                                                  Chairman of the Board

                                            C.C.R.I. CORPORATION

                                            BY:   /s/ Malcolm McGuire, President
                                                -------------------------------
                                                  Malcolm McGuire, President



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